NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 8, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 27, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in domicile of Tronox Limited, which became effective before the Open on March 27, 2019, each Class A ordinary share of Tronox Limited (Australia) was exchanged for one Ordinary Share of Tronox Holdings plc (United Kingdom). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Tronox Limited (Australia) Class A ordinary shares and does not affect the continued listing on the NYSE of the Tronox Holdings plc (United Kingdom) Ordinary Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 27, 2019.